Exhibit 99.12

Excerpts from Section C - “The Québec Economy: Recent Developments and Outlook for 2015 and 2016” of “Budget 2015-2016 - The Québec Economic Plan”, March 26, 2015

TABLE C.3

Economic outlook in Québec

(percentage change, unless otherwise indicated)

	2014	2015	2016

Output

Real gross domestic product	1.5	2.0	2.0

Nominal gross domestic product	3.5	3.8	3.4

Nominal gross domestic product (billions $)	376	390	403

Components of GDP (in real terms)

Final domestic demand	1.2	1.6	1.3

– Household consumption	2.1	2.4	1.9

– Government spending and investment	1.0	0.0	0.0

– Residential investment	0.1	0.8	–1.5

– Non-residential business investment	–2.5	2.8	3.8

Exports	2.5	3.7	3.0

Imports	1.3	1.9	1.9

Labour market

Population (thousands)	8 215	8 282	8 348

Population aged 15 and over (thousands)	6 802	6 852	6 897

Jobs (thousands)	4 060	4 097	4 132

Job creation (thousands)	–1.1	37.0	35.6

Job creation	0.0	0.9	0.9

Unemployment rate (%)	7.7	7.5	7.3

Employment rate (%)	59.7	59.8	59.9

Other economic indicators (in nominal terms)

Household consumption	3.6	3.6	3.8

– Excluding food and rent	3.7	3.5	3.8

Housing starts (thousands of units)	38.8	36.8	35.7

Residential investment	2.4	3.5	0.5

Non-residential business investment	0.1	6.5	5.7

Wages and salaries	2.0	3.4	3.4

Household income	2.7	3.4	3.3

Net operating surplus of corporations	6.7	8.7	6.5

Consumer price index	1.4	1.4	2.3

– Excluding food and energy	1.1	2.0	1.7

GDP per capita ($)	45 715	47 084	48 295

Disposable income per capita ($)	27 325	28 118	28 877

Sources:	Institut de la statistique du Québec, Statistics Canada, Canada Mortgage and Housing Corporation and Ministère des Finances du Québec.

C.30

TABLE C.5

Canadian financial markets

(average annual percentage rate, unless otherwise indicated)

	2013	2014	2015	2016

Target for the overnight rate	1.0	1.0	0.6	0.8

3-month Treasury bills	1.0	0.9	0.6	0.9

10-year bonds	2.3	2.2	1.7	2.6

Canadian dollar (in U.S. cents)	96.6	90.2	78.1	77.1

Sources:	Statistics Canada, Bloomberg and Ministère des Finances du Québec.

C.44